eMagin Corporation Announces Third Quarter 2021 Results

Third-quarter Revenue of $5.8 Million on Diversified Product Sales and Contract Revenue

Sales Backlog of $14.9 Million on Strong Bookings for Military Night Vision Goggles and Medical Business

Company Sets New Industry Benchmark with Full-color dPd™ Display Prototype of Over 10,000 cd/m2

Achieves Qualified Production for High-brightness XLE Displays

HOPEWELL JUNCTION, N.Y. – November 12, 2021 – eMagin Corporation, or the “Company”, (NYSE American: EMAN), a leader in the development, design, and manufacture of Active-Matrix OLED microdisplays for high-resolution, AR/VR and other near-eye imaging products, today announced results for its quarter ended September 30, 2021.

“eMagin has always set the standard for innovation and performance in the microdisplay industry, and in the third quarter we reached a number of important milestones,” said eMagin CEO Andrew G. Sculley. “In addition to our proof-of-concept display work for a tier-one AR/VR customer, we developed the production capability to satisfy demand for our high-brightness XLE displays and unveiled prototypes of what are now the world’s brightest, full-color Direct Patterning Display (dPd™) microdisplays.

“These prototype microdisplays use our patented dPd technology to fabricate industry-leading combinations of luminance and resolution. On October 29, we demonstrated these displays to an audience of leading OLED industry analysts, showcasing their vivid, full-color, high-resolution performance with a maximum luminance of over 10,000 cd/m2. This was an historic moment for both eMagin and the industry, and it positions us as a true disrupter in the OLED microdisplay space.

“Our proprietary dPd technology supports directly patterning primary RGB color OLED emitters on our silicon backplane, which creates ultra-high brightness light output at ultra-high resolutions with brilliant colors. This is in stark contrast to competing products that require color filters with white OLED, which sacrifice significant light output. The 10,000 cd/m2, or nits, full-color brightness, high resolution and high contrast that we achieved is beyond the threshold requirements for immersive AR and VR devices and will help to overcome inefficient optics and alleviate motion artifacts. This will allow our military, consumer, and commercial customers to implement new and advanced features that to date have not been technically feasible. As we continue to advance this technology, future dPd milestones will include the addition of tandem OLED structures and other enhancements that will take the performance of AR/VR headsets and heads-up displays to even greater heights.

“This achievement represents a 20-fold improvement over our typical white with color filter XL microdisplays and brightness three- to four-times greater than our new XLE microdisplays. By comparison to our dPd luminance, a typical laptop monitor achieves a brightness of 250 cd/m2 while a quality smartphone approaches only 1,000 cd/m2. Furthermore, our dPd displays contain more than 2,500 individually addressable pixels per inch (ppi), which generate remarkable clarity and resolution compared with typical laptop screens of 330 ppi, and OLED smartphone screens of 600 ppi.

“In terms of revenue, our third-quarter results were mixed, with continued display revenue growth in our ENVG-B program, and increased shipments to medical customers. However, our year-over-year decrease in total revenue reflected the timing of certain military orders and $1.3 million in shipments that will be delayed until the fourth quarter due to unexpected manufacturing tool downtime. Overall, as of the end of the third quarter, our sales backlog grew to  $14.9 million, up from $10.3 million at the end of the second quarter, reflecting continued strength in bookings for the military night vision and eye-care markets.

“To address manufacturing throughput and yield issues, we are working with an industrial engineering firm to improve our overall operating effectiveness. In addition, this firm is providing support in our efforts to obtain the AS9100 quality certification during the first quarter of 2022. We expect these efforts to have a positive impact beginning in the fourth quarter, and to be additive to the yield and throughput improvements anticipated from the new equipment provided under our Title III and IBAS programs,” concluded Sculley.

Defense Production Act Title III and IBAS Funding

As previously announced, eMagin has been designing, specifying, and ordering equipment to be purchased under its $39 million in Defense Production Act Title III and IBAS funding grants that were awarded last year. The Company expects to have all equipment ordered by the end of 2021. As of the end of the third quarter, the Company has taken delivery of four pieces of production equipment and expended $12.2 million of grant money towards progress payments to equipment vendors. In September, the Company completed the design phase and placed an order with a vendor for an advanced, production-capable dPd organic deposition tool that is expected to improve yield and throughput of this innovative technology for the benefit of AR/VR customers. Overall, the Company remains on track and on budget with the requirements of these important government grants.

Additional Technical Achievements

In September, the Company completed the manufacturing qualification process for its high-luminance and power-efficient XLE displays and began to ramp production to meet customer demand. Its current XLE displays are qualified at over 1,500 cd/m2 and are already included in a major design with a military customer. These displays use eMagin’s existing backplane and are compatible with designs used by many customers, thereby providing an upgrade in luminance levels.

In the third quarter, the Company completed a medical version of its white on color filter OLED display that uses specialized color filter materials to render color fidelity required during surgery and other medical procedures.

Third Quarter Results

Total revenues for the third quarter of 2021 were $5.8 million, compared with $7.3 million reported in the prior year period.

Total revenue consists of both product revenue and contract revenue. Product revenues for the third quarter of 2021 were $5.3 million, a  decrease of $1.7 million from product revenues of $7.0 million reported in the prior-year period. The year-over-year decrease in display revenue primarily resulted from unexpected downtime experienced with manufacturing equipment and resulting capacity constraints that delayed $1.3 million in display shipments into the fourth quarter. Contract revenues were $0.5 million compared with $0.3 million reported in the prior year, reflecting an increase in development work associated with the contract of a tier-one consumer company. eMagin is continuing to work on a proof of concept and anticipates ongoing contract revenue with this customer.

Total gross margin for the third quarter was 10% on gross profit of $0.6 million, compared with a gross margin of 23% on gross profit of $1.7 million in the prior year period. The decrease in gross margin reflects decreased shipments of displays in the three months ended September 30, 2021 combined with the impact of lower manufacturing volumes and decreases in period costs capitalized into inventory due to equipment issues that occurred during the third quarter of 2021.

Operating expenses for the third quarter of 2021, including R&D expenses, were $3.9 million, compared with  $3.6 million in the prior-year period. Operating expenses as a percentage of sales were 67% in the third quarter of 2021,  compared with 49% in the prior-year period.  The year-over-year increase in operating expenses, primarily reflects the impact of increased share prices on our calculation of non-cash stock compensation expense during the current quarter.

Operating loss for the third quarter of 2021 was $3.3 million, compared with an operating loss of $1.9 million in the prior-year period,  primarily reflecting the decreased gross profit as discussed above.

Net income for the third quarter of 2021 was $1.3 million, or $0.01 per share. After adjusting for the net income allocated to participating securities of $0.3 million and $4.7 million change in the fair value of the warrant liability during the third quarter, net loss was $3.7 million or $0.05 per share on a fully diluted basis, compared with a loss of $3.5 million, or $0.06 per share, in the prior-year period. Excluding the impact of the $1.8 million change in the fair value of the warrant liability for the prior year period, net loss for the third quarter of 2020 was $1.7 million, or $0.03 per share.

Adjusted EBITDA for the third quarter of 2021 was negative $2.1 million, compared with negative $1.1 million in the prior-year period.

Additionally, the Company is experiencing raw material pricing pressures and is working to manage potential changes in allocation from vendors due to supply-chain issues in the semiconductor industry.

Balance Sheet Highlights

As of September 30, 2021, the Company had cash and cash equivalents of $7.3 million and working capital of $11.1 million.  During the third quarter, the Company borrowed  $1.6 million under its asset-based lending (ABL) facility. Borrowings and availability under the ABL facility were $2.0 million and $1.9 million, respectively, as of September 30, 2021.

Measurement of Inventory

As previously announced, in recognition of a shift in product demand toward larger, more complex displays yielding fewer die per wafer, the Company determined that measuring output by the number of displays produced per quarter is not an accurate measure of production capacity, and that measuring output based on the number of wafers produced per quarter is a more appropriate measure of production volume. As the number of wafers produced per quarter has remained consistent for the past two years, the Company concluded it was no longer in a period of abnormal production that would require limiting the amount of overheads allocated to inventory. The Company believes that fully allocating the overhead to work in process and finished goods inventories results in more accurate inventory valuation and computation of costs of goods sold, in addition to providing better information for making pricing decisions.

Under this change in estimate for allocating overhead, which was adopted in the first quarter of 2021, overhead is now fully allocated to products, resulting in an increase in standard costs and decrease inventory values. In the third quarter of 2021, the impact of this change was negligible on the Company’s results of operation.

Conference Call and Webcast Information

Management will host a conference call and simultaneous webcast at 9 a.m. ET on Friday, November 12 to discuss eMagin’s quarterly results, business highlights and outlook. To join the live listen-only webcast, please visit the Company’s Investor Relations website at https://www.emagin.com/investors/event-webcast. To join the conference call, dial 1-844-308-1725 in the United States, or 1-929-517-0939 internationally. The entry code is 7154538. Participants are encouraged to join at least 10 minutes before the start of the call. An archive of the webcast will be available approximately one hour after the live call.

About eMagin Corporation

eMagin is the leader in OLED microdisplay technology, enabling the visualization of digital information and imagery for world-class customers in the military, consumer, medical and industrial markets. The Company invents, engineers and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin's Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001, eMagin's microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. For more information, please visit www.emagin.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. For a more complete description of the risk factors that could cause our actual results to differ from our current expectations, including impacts of the COVID-19 pandemic, please see the section entitled "Risk Factors" in eMagin's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in any Form 10-Q filed or to be filed by eMagin, and in other documents we file with the SEC from time to time.

Contact
eMagin Corporation
Mark A. Koch
Chief Financial Officer
845-838-7900
investorrelations@emagin.com

Sharon Merrill Associates, Inc.
Nicholas Manganaro

Vice President
617-542-5300
eman@investorrelations.com

eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$7,337	$8,315
Restricted cash	1,272	2,111
Accounts receivable, net	4,345	5,314
Account receivable-due from government awards	204	1,013
Unbilled accounts receivable	1,173	253
Inventories	7,917	8,379
Prepaid expenses and other current assets	723	943
Total current assets	22,971	26,328
Property, plant and equipment, net	29,344	21,132
Operating lease right - of - use assets	5	50
Intangibles and other assets	39	126
Total assets	$52,359	$47,636

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$988	$1,206
Accrued compensation	2,005	1,628
Paycheck Protection Program loan - current	—	982
Revolving credit facility, net	1,992	1,875
Common stock warrant liability	4,446	4,622
Other accrued expenses	476	1,693
Deferred revenue	65	425
Operating lease liability - current	5	51
Finance lease liability - current	1,138	1,027
Other current liabilities	747	757
Total current liabilities	11,862	14,266
Other liability - long term	28	56
Paycheck Protection Program loan - long term	—	982
Deferred Income - government awards - long term	12,072	4,309
Finance lease liability - long term	11,641	11,783
Total liabilities	35,603	31,396

Shareholders’ equity:
Preferred stock, $0.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659) stated value $1,000 per share, $0.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of September 30, 2021 and December 31, 2020.	—	—
Common stock, $0.001 par value: authorized 200,000,000 shares, issued 72,697,697 shares, outstanding 72,535,631 shares as of September 30, 2021 and issued 68,890,819 shares, outstanding 68,728,753 shares as of December 31, 2020.	72	69
Additional paid-in capital	275,592	268,729
Accumulated deficit	(258,408)	(252,058)
Treasury stock, 162,066 shares as of September 30, 2021 and December 31, 2020.	(500)	(500)
Total shareholders’ equity	16,756	16,240
Total liabilities and shareholders’ equity	$52,359	$47,636

eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Product	$5,313	$6,978	$17,160	$18,872
Contract	469	333	1,674	2,870
Total revenues, net	5,782	7,311	18,834	21,742

Cost of revenues:

Product	4,962	5,385	15,135	15,153
Contract	261	234	861	1,487
Total cost of revenues	5,223	5,619	15,996	16,640

Gross profit	559	1,692	2,838	5,102

Operating expenses:

Research and development	1,669	1,734	5,299	4,313
Selling, general and administrative	2,203	1,824	5,717	5,334
Total operating expenses	3,872	3,558	11,016	9,647

Loss from operations	(3,313)	(1,866)	(8,178)	(4,545)

Other (expense) income:
Change in fair value of common stock warrant liability	4,742	(1,803)	176	(3,304)
Interest expense, net	(210)	(10)	(625)	(45)
Gain on forgiveness of debt	—	—	1,963	—
Other income, net	87	148	314	163
Total other income (expense)	4,619	(1,665)	1,828	(3,186)
Income (loss) before provision for income taxes	1,306	(3,531)	(6,350)	(7,731)
Income taxes	—	—	—	—

Net income (loss)	$1,306	$(3,531)	$(6,350)	$(7,731)
Less net income allocated to participating securities	268	—	—	—
Net income (loss) allocated to common shares	$1,038	$(3,531)	$(6,350)	$(7,731)

Income (loss) per share, basic	$0.01	$(0.06)	$(0.09)	$(0.14)
Loss per share, diluted	$(0.05)	$(0.06)	$(0.09)	$(0.14)

Weighted average number of shares outstanding:

Basic	72,527	57,736	71,675	54,451

Diluted	73,862	57,736	73,417	54,451

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below (in thousands).

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net loss	$1,306	$(3,531)	$(6,350)	$(7,731)
Non-cash compensation	419	60	469	147
Change in fair value of common stock warrant liability	(4,742)	1,803	(176)	3,304
Depreciation and intangibles amortization expense	683	522	2,110	1,481
Interest expense	210	10	625	45
Adjusted EBITDA	$(2,124)	$(1,136)	$(3,322)	$(2,754)